Exhibit 10.6

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made effective as of May 21, 2021 (the “Effective Date”), by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and Adagio Therapeutics, Inc., a Delaware corporation having an address at 303 Wyman Street, Suite 300, Waltham, Massachusetts 02451 (“Adagio”).

BACKGROUND

WHEREAS, Adimab is a leader in yeast-based, fully human antibody discovery and optimization using its proprietary core technology platform;

WHEREAS, Adagio is a biotechnology company in the business of, among other things, developing and commercializing therapeutic products;

WHEREAS, Adagio and Adimab collaborate on a certain research program to discover and optimize antibodies against COVID-19 and related viruses pursuant to an Assignment and License Agreement dated July 9, 2020 between the Parties (the “Existing Agreement”);

WHEREAS, Adagio wishes to collaborate with Adimab on discovery or optimization of antibodies against Target(s) (as defined below) of Adagio’s choosing;

WHEREAS, Adagio will have the option to develop, manufacture and commercialize the resulting Program-Benefited Antibodies (as defined below) in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Adimab and Adagio hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them will be interpreted accordingly):

1.1 “AAA” has the meaning set forth in Section 10.2(b) (Disputes Not Resolved Between the Parties).

1.2 “Adagio” has the meaning set forth in the recitals.

1.3 “Adagio Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.4 “Adagio Materials” means (a) any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) provided by Adagio to Adimab under a Research Program (other than commercially available material purchased by Adagio and delivered to Adimab), and (b) from and after the time of the Option exercise for a Research Program, the quantities of Optioned Antibody to such Target provided to Adagio by Adimab under this Agreement or any Collaboration Agreement [***]. For clarity, [***] shall be Adagio Materials for purposes of this Agreement.

1.5 “Adimab” has the meaning set forth in the recitals.

1.6 “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Adagio).

1.7 “Adimab Materials” means any tangible biological or chemical materials (including [***]) used or created by Adimab under a Research Program, including quantities of Program Antibodies [***], but excluding Adagio Materials.

1.8 “Adimab Platform Patents” means all Patents Adimab Controls during the Term that Cover Adimab Platform Technology, including Adimab Platform Technology Improvements. (For clarity, Adimab Platform Patents exclude Program Antibody Patents.)

1.9 “Adimab Platform Technology” means (a) the discovery and optimization of antibodies via methods that include [***], (b) all methods, materials and other Know-How used in the foregoing, including in silico, data-driven and machine learning analyses and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b); in each case, solely to the extent the foregoing either (i) are Covered by Patents Controlled by Adimab or (ii) constitute Confidential Information of Adimab. For clarity, Adimab Platform Technology excludes Program Antibodies but includes technology used in the discovery and optimization of any Program Antibody, in each case not based on the specific composition of such Program Antibody (or any product containing a Program Antibody), but based instead on the manner in which such Program Antibody was discovered or optimized under a Research Program. Adimab Platform Technology includes Adimab Platform Technology Improvements.

1.10 “Adimab Platform Technology Improvement” means (a) all Know-How developed or discovered and (b) all Program Inventions made, in each case of (a) and (b), by or on behalf of either Party in the conduct of a Research Program that are necessary or reasonably useful in the practice of the Adimab Platform Technology, including any and all improvements, enhancements, modifications, substitutions, alternatives or alterations to Adimab Platform Technology, but excluding any Know-How or Program Inventions directed to any specific Target or antibodies against any specific Target. For clarity, Program Inventions made by or on behalf of either Party in the conduct of a Research Program which are directed to the discovery, optimization, research, manufacture, or use of antibodies in general (as opposed to any specific Target or antibodies against a specific Target) will be Adimab Platform Technology Improvements.

1.11 “Adimab Validated Antigen” means any antigen provided by Adagio [***] and for which data is generated by Adimab in the course of a Research Program, and any modified or derivative version of such antigen. For clarity, any modified or derivative form of any Adimab Validated Antigen will itself be an Adimab Validated Antigen.

1.12 “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity. For clarity, Adagio and Adimab are not Affiliates for purposes of this Agreement.

1.13 “Agreement” has the meaning set forth in the recitals.

1.14 “Antigen Product” means a Product that contains one or more Adimab Validated Antigens and does not contain any Program-Benefited Antibodies.

1.15 “Back-Up Candidate” means a Product designated as a Back-Up Candidate by Adagio in accordance with Section 4.4(c) (Back-Up Candidates), which Product is directed to the same Target (or, with respect to a multispecific antibody, the same set of Targets) as the designated Lead Product.

1.16 “[***] Agreement” means any agreement pursuant to which Adimab licenses antibodies that bind to the Target [***] to Adagio.

1.17 “CDR” means a complementarity determining region of an antibody.

1.18 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, alone or together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets to which the subject matter of this Agreement relates.

1.19 “Collaboration Agreement” means, if any, a Heterodimerization Agreement, a [***] Agreement, or any other agreement between the Parties explicitly deemed by the Parties to be a Collaboration Agreement.

1.20 “Combination Product” means a product containing an Optioned Antibody as well as one or more other active therapeutic ingredients. Notwithstanding the foregoing, antibody-drug conjugates, nanoparticle conjugates, CAR-T products, multispecifics, formulations of multiple antibodies into a single product (e.g., antibody cocktails), and the like will be deemed not to be Combination Products; [***].

1.21 “Commercially Reasonable Efforts” means with respect to each Party’s obligation under this Agreement to conduct a particular activity, a level of efforts and resources similar to those efforts and resources normally used by such Party for a similar product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, based on conditions then prevailing and taking into account safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the market potential and profitability of the product, and other relevant scientific, technical and commercial factors.

1.22 “Confidential Information” has the meaning set forth in Section 6.1(a) (Ownership of Confidential Information).

1.23 “Control” means, with respect to any Know-How or Patent, possession by a Party, whether by ownership or license (other than pursuant to this Agreement), of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.24 “Cover” means, with respect to a particular item and a particular Patent, that, in any of the countries of manufacture, use, or sale, (a) the composition of such item; (b) a method of making such item that is actually used in the manufacturing process at the relevant time; or (c) a method of using such item in a manner that is included in an IND or approved label for such item; in each case of (a) through (c), would, in the absence of a license or assignment, infringe a valid claim of such Patent.

1.25 “Delivery Fee” means the Naïve Discovery Delivery Fee and the Optimization Completion Fee.

1.26 “Dispute” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.27 “Effective Date” has the meaning set forth in the recitals.

1.28 “Evaluation Term” means, with respect to a Research Program, the time period beginning upon the Final Delivery with respect to such Research Program and ending on the earliest of (a) exercise of the Option, (b) the commencement of IND-enabling toxicology studies with respect to a Product containing Program-Benefited Antibodies from such Research Program, (c) the disclosure by Adagio of the sequence of any Program-Benefited Antibody (including via Patent prosecution), (d) the entering into of a Licensee Agreement with respect to Program-Benefited Antibodies from such Research Program, or (e) [***] after Final Delivery; [***].

1.29 “Excluded Adimab Technology” means technology (and the Patents that Cover and the Know-How that embodies such technology), owned or Controlled by Adimab related to:

(a) methods of use or treatment using any particular antibodies (or other particular constructs) or products containing particular antibodies (or other particular constructs);

(b) product formulation;

(c) manufacturing, purification, or production of antibodies or products other than in connection with the discovery and optimization of antibodies;

(d) any antibody modification technology, including technology relating to pegylation, heterodimerization, half-life extension, linkers, tethers, conjugation, or other modifications;

(e) any Target (including any antigen representation thereof), or any mechanism of action via interaction with a Target, or antibodies based on their interaction with a Target, or antibodies having been tested for their activity against a Target in a biological assay, or other methods of using antibodies;

(f) if other than an IgG, the format, construct or components of any Product, including the format, construct, and components of an antibody-drug conjugate, a CAR-T, a multispecific, a nanoparticle conjugate, and the like; and

(g) technology related to anything other than the manner in which Adimab discovered or optimized a Program Antibody.

1.30 “Excluded Third Party Technology” means technology (and the Patents that Cover and the Know-How that embodies such technology), other than any Program Invention, owned or Controlled by a Third Party related to:

(a) methods of use or treatment using any particular antibodies (or other particular constructs) or products containing particular antibodies (or other particular constructs);

(b) product formulation;

(c) manufacturing, purification, or production of antibodies or products other than in connection with the discovery and optimization of antibodies;

(d) any antibody modification technology, including technology relating to pegylation, heterodimerization, half-life extension, linkers, tethers, conjugation, or other modifications;

(e) technology used in activities performed by or on behalf of Adagio or its Licensees (but for clarity not used by Adimab under this Agreement), including assays, in vivo testing, and modifications to Program-Benefited Antibodies;

(f) any Target (including any antigen representation thereof), or any mechanism of action via interaction with a Target, or antibodies based on their interaction with a Target, or antibodies having been tested for their activity against a Target in a biological assay, or other methods of using antibodies;

(g) the use of Adagio Materials;

(h) if other than an IgG, the format, construct or components of any Product, including the format, construct, and components of an antibody-drug conjugate, a CAR-T, a multispecific, a nanoparticle conjugate, and the like; and

(i) technology related to anything other than the manner in which Adimab discovered or optimized a Program Antibody.

1.31 “Field” means therapeutic or prophylactic uses in human disease.

1.32 “Final Delivery” means, on a Research Program-by-Research Program basis, the delivery by Adimab to Adagio of sequences of Program Antibodies from Adimab’s work under a Research Plan for such Research Program. For clarity, if there are multiple deliveries of sequences of Program Antibodies during the course of a Research Program (e.g., one delivery with respect to the Program Antibodies generated through the initial discovery process and a subsequent delivery of sequences of Program Antibodies with respect to optimization of the initially delivered Program Antibodies into new, optimized Program Antibodies), then Final Delivery will mean only the last of such deliveries; provided, however, that in the event that [***] passes from the most recent delivery of Program Antibodies from Adimab to Adagio under a Research Program and Adagio has not submitted a list of Program Antibodies for additional work (e.g., optimization) with respect to such Research Program, then such delivery will be deemed to be the Final Delivery under such Research Program, even if the possibility exists that Adimab will perform additional work with respect to such Research Program; provided, however, that, if Adimab actually subsequently performs additional work with respect to such Research Program, then the Final Delivery shall not be extended for the purpose of determining the Evaluation Term but shall be extended for the purpose of determining the Research Program (and related definitions).

1.33 “Final Optioned Antibody Selection Date” means (a) if Adagio identifies [***] Program Antibodies as Optioned Antibodies in its Option exercise pursuant to Section 3.2(a)(i) (Option Exercise), the date of such Option exercise or (b) if Adagio does not identify [***] Program Antibodies as Optioned Antibodies in its Option exercise pursuant to Section 3.2(a)(i) (Option Exercise), the date that is the earlier of (i) Adagio identifying [***] Program Antibodies as Optioned Antibodies pursuant to Section 3.2(a)(i) (Option Exercise), and (ii) the [***] of the exercise of such Option for such Research Program.

1.34 “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval (and, if applicable, pricing approval) for such Product has been received in such country.

1.35 “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, pandemic, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe.; provided, however, the payment of invoices due and owing under this Agreement will not be excused by reason of a Force Majeure affecting the payor unless such Force Majeure event affects banking or the transfer of funds.

1.36 “FTE” means the equivalent of a full-time employee’s working days over a [***] period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of [***] period of work performed by a fully qualified Adimab employee or consultant in a Research Program. To provide an FTE over a given period that is less than a year means to provide the proportionate share (corresponding to the proportion that such period bears to a full year) during such period of a full year’s FTE.

1.37 “FTE Rate” means [***] per FTE.

1.38 “Heterodimerization Agreement” means any agreement pursuant to which Adimab licenses its proprietary heterodimerization technology to Adagio.

1.39 “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.40 “Know-How” means all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes Patent claims.

1.41 “Lead Product” means the Product designated as a Lead Product by Adagio in the context of identifying a Back-Up Candidate in accordance with Section 4.4(c) (Back-Up Candidates).

1.42 “Licensee” means a Third Party to whom Adagio has granted, directly or indirectly through multiple tiers, rights to research, develop, manufacture, or commercialize Program-Benefited Antibodies; provided, however, that Licensees will exclude fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity for the benefit of Adagio. For clarity, licensees of the rights assigned to Adagio by Adimab and sublicensees of the license granted by Adimab to Adagio pursuant to Section 3.2 (Commercial Rights) will be Licensees.

1.43 “Licensee Agreement” has the meaning set forth in Section 3.2(b)(iii) (Licensees).

1.44 “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.45 “Major Market” means: [***].

1.46 “Marketing Approval” means, within any given country, approval by the relevant regulatory agency to market a Product legally as a drug or biologic, such as approval by the United States Food & Drug Administration of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States), or approval by a comparable agency of a comparable filing in any other jurisdiction. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.47 “Milestone Event” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.48 “Milestone Payment” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.49 “Naïve Discovery Delivery Fee” has the meaning set forth in Section 4.2(b)(i) (Naïve Discovery Delivery Fee).

1.50 “Naïve Library” means an antibody library containing both heavy and light chains, and used in initial screening to discover antibodies of interest against a given Target. For clarity, a common light chain library used in initial screening to discover antibodies of interest would be a Naïve Library.

1.51 “Net Sales” means the gross amounts invoiced with respect to a Product by Adagio or its Licensees for sales of such Product to a Third Party purchaser (other than Licensees), less the following to the extent directly incurred with respect to such Product, or allocated specifically to such Product in accordance with generally accepted accounting principles consistently applied across the books and records of Adagio and its Licensees, as applicable:

(a) trade, cash, and quantity discounts actually allowed with respect to such sales which effectively reduce the selling price;

(b) returns, rebates, chargebacks and other allowances actually allowed with respect to such sales;

(c) retroactive price reductions that are actually allowed or granted;

(d) deductions to the gross invoice price of Product, including for recalls or damaged or expired goods, billing errors and reserves for returns, in each case with respect to Product;

(e) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of Adagio or a Licensee), group purchasing organizations, Third Party payors, and managed care entities, in each case with respect to Product;

(f) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the selling person is not otherwise entitled to a credit or a refund for such taxes or duties; and

(g) outbound freight, shipment, insurance and other distribution costs to the extent included in the invoiced price and separately itemized on the invoice, in each case with respect to Product;

(h) bad debt, not to exceed [***] of the amount invoiced with respect to such sales.

For clarity, sale of a Product by Adagio to its Licensees for resale to a Third Party are not deemed a sale for purposes of this definition of Net Sales.

Transfers or dispositions of Products as free promotional samples in commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any patient assistance, test marketing program, named-patient program or compassionate use program (so long as, in each case, such Products are provided without charge or at or below the selling party’s cost), donated to non-profit institutions or government agencies, or used in research, development or regulatory activities, including clinical trials, are disregarded in determining Net Sales.

If any Optioned Antibody is sold as part of a Combination Product, the Net Sales for such Optioned Antibody will be determined by multiplying the applicable Net Sales of the Optioned Antibody (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the average per unit sale price of the Optioned Antibody component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold and B is the average per unit sale of the other active ingredients contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country. If such average sale prices cannot be determined, Net Sales will be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

1.52 “Non-Optioned Antibodies” means (a) any Program Antibody with respect to which the Evaluation Term has expired and which was not selected by Adagio pursuant to Section 3.2(a)(i) (Option Exercise), and (b) any Program-Benefited Antibody with respect to such Program Antibody.

1.53 “Optimization Completion Fee” has the meaning set forth in Section 4.2(b)(ii) (Optimization Completion Fee).

1.54 “Option” has the meaning set forth in Section 3.2(a)(i) (Option Exercise).

1.55 “Option Fee” has the meaning set forth in Section 4.3 (Option Fee).

1.56 “Optioned Antibody” means (a) any Program Antibody selected by Adagio pursuant to Section 3.2(a)(i) (Option Exercise), and (b) any Program-Benefited Antibody with respect to such Program Antibody.

1.57 “Optioned Program Antibody Patents” means those Program Antibody Patents that claim the composition of matter of, or the method of making or using, Optioned Antibodies (including genus claims) and do not disclose the sequences of Non-Optioned Antibodies.

1.58 “Party” means Adimab or Adagio.

1.59 “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and re-issue, re-examination, renewal and extended patents; and any rights associated with extended patent terms, including Patent Term Adjustment (PTA), Patent Term Extension (PTE), Supplementary Protection Certificates (SPC); and other similar rights.

1.60 “Phase I Trial” means a human clinical trial (whether a Phase Ia or a Phase Ib trial) in any country of the type described in 21 C.F.R. §312.21(a), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.61 “Phase II Trial” means a human clinical trial conducted in any country of the type described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.62 “Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c), or an equivalent clinical study required by a regulatory authority outside the United States. For purposes of this Agreement, a human clinical trial that combines elements of two different phases of clinical trial will be deemed to be the more advanced type of clinical trial (e.g., a Phase II /III clinical trial will be deemed a Phase III Trial).

1.63 “Product” means any actual or potential product that comprises or contains one or more Program-Benefited Antibodies and/or Adimab Validated Antigens (whether or not such product is, is intended to be, or was under evaluation for safety, efficacy, or other factors, and whether or not such Product has been formulated for delivery). For clarity, a multispecific antibody product that comprises or contains [***] or more Program-Benefited Antibodies will be deemed to be a single Product.

1.64 “Program Antibody” means each antibody that has the same sequence as an antibody (including a multispecific antibody) delivered by Adimab to Adagio under a Research Program. It is understood and agreed that even if Adimab delivers sequences of Program Antibodies to Adagio instead of protein samples, antibodies encoded by or containing such sequences are Program Antibodies, in addition to samples of which are physically delivered to Adagio under this Agreement.

1.65 “Program Antibody Patents” means, for a Target, Patents that (a) claim the composition of matter of, or the method of making or using, a Program-Benefited Antibody or any Product other than an Antigen Product and (b) do not Cover Adimab Platform Technology.

1.66 “Program Antigen Patents” means, for a Target, Patents that (a) claim the composition of matter of, or the method of making or using, an Adimab Validated Antigen or any Antigen Product and (b) do not Cover Adimab Platform Technology.

1.67 “Program-Benefited Antibody” means, with respect to any particular Program Antibody, such Program Antibody itself and any modified or derivative form of any such Program Antibody [***] created by or on behalf of Adagio or its Affiliates or Licensees using such Program Antibody, including any fragment or pegylated version (whether or not including sequence changes) of such Program Antibody and including chemically modified versions (including any associated substitutions) of such Program Antibody, and including [***]. For clarity, any modified or derivative form of any Program-Benefited Antibody will itself be a Program-Benefited Antibody with respect to the same Program Antibody.

1.68 “Program Inventions” means, for a Target, any invention that is conceived or first reduced to practice in the conduct of the activities conducted under this Agreement (including in exercise of a license under this Agreement) or as a result of the use of Confidential Information exchanged hereunder. For clarity, Program Inventions include all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties pursuant to this Agreement.

1.69 “Program Patent” means any Patent Covering a Program Invention.

1.70 “Quarterly Fee” has the meaning set forth in Section 4.1(b)(i) (Payment of Quarterly Fee).

1.71 “Research Committee” has the meaning set forth in Section 2.2(a) (Scientific Research Committee).

1.72 “Research Plan” means, on a Target-by-Target basis, the research plan agreed upon by the Parties with respect to a Target in accordance with Section 2.1(a) (Research Plans).

1.73 “Research Program” means a program of research conducted under this Agreement in accordance with a Research Plan.

1.74 “Research Term” means the period beginning on the date on which Adimab commences work on a Research Program and ending, on a Research Program-by-Research Program basis, upon Adimab’s Final Delivery under a Research Plan; [***].

1.75 “Royalty Payment” has the meaning set forth in Section 4.5 (Royalty Payments).

1.76 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term ending at the later of (a) twelve (12) years after the First Commercial Sale of such Product in such country, and (b) the expiration of the last Program Antibody Patent Covering such Product.

1.77 “Scope” has the meaning set forth in Section 4.1(b)(ii) (Initial Scope).

1.78 “Senior Executive Discussions” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.79 “Subcontractors” has the meaning set forth in Section 2.1(b) (Conduct of Research).

1.80 “Target” means a biological target selected by Adagio pursuant to Section 2.1 (Research Programs).

1.81 “Target Nomination Period” means the term beginning on the Effective Date and ending [***] after the Effective Date.

1.82 “Target Questionnaire” means Adimab’s standard form of target questionnaire.

1.83 “Term” will have the meaning set forth in Section 9.1 (Term).

1.84 “Third Party” means an entity other than a Party.

1.85 “Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.86 “Third Party Contractors” means (a) Third Parties that provide services on a fee-for-service basis, such as contract research organizations, contract manufacturers, and the like, and (b) Third Party academic collaborators, in each case, so long as (x) any agreement between Adagio and such Third Party service provider or Third Party academic collaborator is terminable at will upon reasonable notice by Adagio and (y) such Third Party service provider or Third Party academic collaborator does not obtain any rights to research develop, manufacture, commercialize, or patent (or an option to obtain such rights) with respect to any Program-Benefited Antibodies, and (z) such Third Party service provider or Third Party academic collaborator is bound to the same confidentiality and non-use obligations as Adagio is bound to under this Agreement.

1.87 “Third Party Patent Licenses” means Patent licenses obtained by Adagio after Adagio determines in good faith that one or more such Patent licenses from Third Parties are reasonably required by Adagio because such Patents Cover the way in which Program Antibodies were discovered or optimized using Adimab Platform Technology under a Third Party Patent Covering the Adimab Platform Technology, in order to avoid Third Party claims of patent infringement relating to the discovery or optimization of an Optioned Antibody, which claims are reasonably believed by Adagio to be reasonably likely not to be dismissed or invalidated in any derivation or post-grant proceeding or at summary judgment, and are reasonably likely to succeed overall. For clarity, Third Party Patent Licenses explicitly exclude licenses to any Excluded Third Party Technology or Third Party Sequence IP, except as set forth in Section 2.1(c) (No Excluded Adimab Technology).

1.88 “Third Party Sequence IP” means Third Party Patents that Cover, and Know-How related to, the sequence of an antibody (including any Program-Benefited Antibody), including the CDRs and any fragments thereof.

1.89 “[***]” means [***].

1.90 “[***] Agreement” means any definitive agreement between Adagio and [***] pursuant to which, among other things, [***] may supply Adagio (and Adimab, on Adagio’s behalf) with antigen for use in Research Programs hereunder.

1.91 References in the body of this Agreement to “Sections” or “Articles” refer to the sections or articles of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them will be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others).

1.92 To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes full-length antibodies and other proteins such as peptides, fragments thereof, and chemically modified versions thereof (including pegylated versions and multispecific antibodies

(e.g., bispecifics and trispecifics) and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring (including those found in different species, including primate, murine and camelid species), artificially produced (including via in silico methods), raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material or sequences. Throughout this Agreement, the term “sequence” means both the amino acid sequence and nucleic acid sequence and a sequence may be identified either explicitly (e.g., by identifying the specific sequences) or implicitly (e.g., by referencing specific substitutions to the sequence of an antibody).

ARTICLE 2

RESEARCH PROGRAMS

2.1 Research Programs.

(a) Research Plans. The Parties agree to collaborate on Research Programs for up to [***] Targets, each in accordance with a Research Plan; provided, however, that if Adimab is unable to generate antibodies directed against a Target chosen by Adagio, then Adagio may replace such Target (and such replacement would not count as an additional Target toward the maximum of [***] Targets). In order to commence a Research Program, Adagio may nominate a Target for such Research Program by completing a Target Questionnaire and delivering it to Adimab during the Target Nomination Period. Upon completion of a Target Questionnaire by Adagio, the Parties will agree to a Research Plan setting forth the expected timeline, budget, and relevant deliverables from initial discovery of Program Antibodies. Upon completion of initial discovery and initial assessment of the Program Antibodies delivered by Adimab to Adagio, the Parties will agree to an updated Research Plan setting forth the expected timeline, budget, and relevant deliverables from optimization of Program Antibodies. Such Research Plan will be based upon Adimab’s standard form of Research Plan attached hereto as Exhibit 2.1, and will include Adimab’s responsibilities in such Research Program. Such Research Plan will be agreed upon in writing by the Parties, and such Research Program will be conducted in accordance therewith. Neither Party is required to perform a Research Program under this Agreement if the Parties do not mutually agree in writing on a Research Plan.

(b) Conduct of Research. Each Party will use its Commercially Reasonable Efforts to perform the activities assigned to such Party in a Research Plan and to achieve the timeline(s) set forth in such Research Plan. Adimab’s obligation to start performance of a Research Program hereunder will be subject to (i) the availability of reagents of sufficient quality and quantity, and (ii) the availability of Adimab researchers to perform such Research Program, and Adimab will provide Adagio with reasonable notice as to the availability of its researchers to start performance of its obligations under a Research Plan at the time of negotiation of such Research Plan. Adagio Materials (other than Adimab Validated Antigen) are expected to include Target antigen of suitable quality for performance of the Research Program and such Adagio Materials must pass Adimab’s quality control standards prior to commencing the Research Program. Adimab shall perform the Research Program in accordance with the Research Plan, and Adimab’s performance obligations under a Research Program will expire at the end of the Research Term for such Research Program. Adimab will have the right to use Third Parties (“Subcontractors”)

in the performance of its obligations hereunder, provided that: (a) Adimab provides written notice to Adagio identifying such Subcontractor and Adagio agrees to Adimab’s use of such Subcontractor; (b) any such subcontract is subject to the relevant terms and conditions of this Agreement; (c) Adimab will enter into written agreements with its Subcontractors that contain assignment of inventions provisions consistent with the requirements of Article 5 (Intellectual Property) and confidentiality terms no less stringent than those set forth in Article 6 (Confidentiality; Publicity); and (d) no such subcontracting relieves Adimab of its obligations hereunder.

(c) No Excluded Adimab Technology. Adimab will promptly inform Adagio in writing after receipt of any Target Questionnaire from Adagio if Adimab Controls any Patent or Know-How that would constitute Excluded Adimab Technology that would be necessary or reasonably useful in the conduct of a Research Program or the development, manufacture or commercialization of potential Program Antibodies resulting from such Research Program based on such Target Questionnaire. Adimab will not incorporate any such Excluded Adimab Technology into the Research Program for, or the composition of, any Program Antibody without Adagio’s prior written consent. If, notwithstanding the foregoing, Adimab incorporates any Excluded Adimab Technology into a Program Antibody in the absence of Adagio’s prior written consent, then such Excluded Adimab Technology will be deemed included in (i) the licenses granted to Adagio under Section 3.1(a) (Research License to Adagio), and (ii) subject to Adagio exercising its Option and selecting such Program Antibody as an Optioned Antibody, the licenses granted to Adagio under Section 3.2(b) (Development and Commercialization License and Assignment).

2.2 Project Management.

(a) Scientific Research Committee. Promptly after agreement on a Research Plan, the Parties will form a steering committee consisting of [***] representatives of each Party (the “Research Committee”) to oversee such Research Plan. The Research Committee’s role is to facilitate communication regarding progress in relation to a Research Program and the collaboration generally. Either Party may change its Research Committee members upon written notice to the other Party. The Research Committee may meet in person or by teleconference or videoconference. Each Party will designate [***] of its Research Committee members as co-chair and each Party shall include at least [***] representative who is not also an employee or consultant of the other Party. Any decisions regarding the inclusion of Excluded Adimab Technology or Excluded Third Party Technology shall be approved by the Research Committee. The Research Committee will meet from time to time promptly after the date of a written request by either Party. Additional members representing either Party may attend any Research Committee meeting. The co-chairs will be responsible for circulating, finalizing and agreeing upon minutes of each meeting within [***] after the meeting date. Upon the [***] of the expiration of the final Research Term, the Research Committee will be disbanded; provided however, that following Final Delivery, the Research Committee will meet every [***].

(b) Decision Making. The Research Committee will operate by consensus but solely within the limits specified in this Section 2.2 (Project Management), it being understood that if the co-chairs cannot agree with regard to a specific matter within their decision-making authority, no decision of the Research Committee will be deemed taken by the Research

Committee. The Research Committee will have the limited authority to amend the Research Plans in a manner not substantially affecting resources required to perform a Party’s obligations hereunder. Except for the limited authority set forth in this Section 2.2 (Project Management), the Research Committee will not have any decision-making authority and in no event will the Research Committee have the power to amend or waive compliance with this Agreement.

(c) Alliance Managers. Each Party will designate in writing within [***] after the Effective Date an “Alliance Manager” to be the primary contact for such Party. The Alliance Manager will be responsible for managing communications between the Parties with respect to each Research Program, including responsibility for scheduling teleconferences and coordinating Research Committee meetings. Alliance Managers may also be members of the Research Committee. In no event will the Alliance Managers have the power to amend or waive compliance with this Agreement.

2.3 Reports; Records.

(a) Reports By Adimab. At the junctures specified in a Research Plan, Adimab will provide written reports to Adagio regarding such Research Plan. Adimab will maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which will be complete and accurate and will fully and properly reflect all work done and results achieved in the performance of a Research Program.

(b) Reports By Adagio. Adagio will provide [***] written reports to Adimab which provide any data Adagio is required to provide under a Research Plan and which will disclose updated information regarding the existence and stage of development of all Program-Benefited Antibodies since the date of the last report, and any advancements in the stage of development expected in the next year (e.g., from pre-clinical to Phase I Trial or from Phase III Trial to Marketing Approval) in the form attached hereto as Exhibit A; provided, however, that Adagio’s obligation to provide such information for any particular Target shall expire upon the First Commercial Sale of the first Product directed to such Target. For clarity, the information reported by Adagio is Adagio’s Confidential Information and will be solely for the purpose of allowing Adimab to monitor the progress of development of Program-Benefited Antibodies and Products, and to monitor Adagio’s obligations under this Agreement.

2.4 Adimab Materials.

(a) Use of Adimab Materials. During the Research Term and the Evaluation Term, Adagio will only use Adimab Materials delivered to it as is necessary to conduct a Research Program and to assess Program-Benefited Antibodies to determine whether to exercise the Option for such Research Program. After expiration of the Evaluation Term, if Adagio has exercised an Option, Adagio will use only Adimab Materials to generate, research, develop, manufacture, and commercialize Optioned Antibodies and Products. Adagio will not use Adimab Materials for any other purposes. Adagio will not use physical embodiments of Adimab Materials delivered by Adimab to Adagio in humans.

(b) Use of Third Party Contractors. During the Research Term and the Evaluation Term, Adagio may use Third Party Contractors to assist in assessing Program-Benefited Antibodies to determine whether to exercise an Option with respect to such Research Program; provided, however, that in the event that such Evaluation Term expires and Adagio has not exercised the applicable Option, then Adagio will terminate any agreements with such Third Party Contractors to the extent that such agreements pertain to Program-Benefited Antibodies in a manner such that such Third Party Contractors do not obtain any rights to research, develop, manufacture, commercialize, or patent (or an option to obtain such rights) with respect to any applicable Non-Optioned Antibodies and each such Third Party Contractor is bound to the same confidentiality and non-use obligations as Adagio is bound to under this Agreement.

(c) No Transfer to Third Parties Other than Third Party Contractors. During the Research Term or the Evaluation Term, Adagio will not provide Adimab Materials or Program-Benefited Antibodies to any Third Party except as permitted pursuant to Section 2.4(b) (Use of Third Party Contractors). After expiration of the Evaluation Term, Adagio will not provide any Non-Optioned Antibodies to any Third Party.

(d) Title to Adimab Materials. Adimab retains title to the Adimab Materials during the Research Term and Evaluation Term, including all quantities of Program Antibodies that it provides under a Research Program. At the expiration of the Evaluation Term for a Research Program, both Adagio and Adimab will destroy any Program-Benefited Antibodies in its possession; provided, however, that notwithstanding the foregoing, should Adagio exercise the Option for a given Research Program, all right, title and interest in and to the applicable Optioned Antibodies will belong to and vest in Adagio (subject to the terms and conditions of this Agreement with respect to Program-Benefited Antibodies, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies)).

2.5 Adagio Materials. Adimab will use the Adagio Materials solely to perform a Research Program hereunder. Adimab will not transfer the Adagio Materials to any Third Party except in accordance with an agreed-upon Research Plan. Within [***] after the Research Term for such Target ends, Adimab will return to Adagio or destroy any remaining Adagio Materials (at Adagio’s direction).

2.6 Certain Restrictions on the Use of Naïve Libraries and Antibodies.

(a) Funded Discovery. Whether for a Third Party or Adimab’s own account, Adimab will not: (i) use a Naïve Library to screen with respect to a Target for Adagio under any Research Plan if Adimab has previously screened such Naïve Library for the same Target; (ii) in the future screen a Naïve Library with respect to a Target if Adimab had previously screened such Naïve Library for such Target for Adagio pursuant hereto; (iii) transfer a Naïve Library used to screen for a Target hereunder to any Third Party; (iv) provide any Third Party with any Program Antibody delivered to Adagio pursuant hereto, provided, however, that, after Final Optioned Antibody Selection Date, Adimab may provide a Third Party with a Non-Optioned Antibody if such Non-Optioned Antibody is independently rediscovered without the use of Adagio Materials or Adagio Confidential Information and without violating the provisions of clause (ii); or (v) deliver to Adagio as a Program Antibody any antibody previously delivered to a Third Party; provided, however, that Adimab may provide Adagio with a Program Antibody if such Program Antibody is not licensed (or optioned) to a Third Party and such Program Antibody was independently rediscovered without the use of Third Party materials or Third Party confidential information and without violating the provisions of clause (i).

(b) Adimab Libraries.

(i) Antibodies within Libraries. Adimab will not be required to physically remove from its libraries, or to prevent from being included in future libraries, any Program-Benefited Antibodies. The Parties acknowledge the possibility that Program-Benefited Antibodies may be present in antibody library(ies) transferred or licensed by Adimab to Third Parties (including the transfer of physical possession of samples of Program-Benefited Antibodies to a Third Party as part of the transfer of libraries in such transactions); provided, however, that nothing in this Section 2.6(b)(i) (Antibodies within Libraries) will absolve Adimab of its obligation to comply with clause (iii) of Section 2.6(a) (Funded Discovery).

(ii) Use of Adimab Platform Technology by Platform Transferees. Nothing herein will prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology to a Third Party (including technical support in connection therewith) nor will anything herein require Adimab to in any way limit the use of the Adimab Platform Technology by Adimab or a Third Party so long as Adimab complies with clauses (iii) and (iv) of Section 2.6(a) (Funded Discovery). For clarity, Third Party recipients of Adimab’s Platform Technology or Naïve Libraries are entitled to conduct any activity with respect to Program-Benefited Antibodies without contractual restriction from Adimab so long as Adimab does not direct or assist such Third Party to conduct such activities in the Scope, including by disclosing any Program Inventions that are specific to a Target or the unpublished sequence of any Program-Benefited Antibodies to such Third Party.

2.7 [***] Agreement. The Parties acknowledge that Adagio is currently in the process of finalizing an agreement [***]. Notwithstanding anything to the contrary in this Agreement, after execution of a [***] Agreement by Adagio and [***], both Adagio and Adimab may send information and materials related to [***], including Adimab Validated Antigen, to, and receive such information and materials from, [***] without violation of the terms of this Agreement; provided, however, that as between Adimab and Adagio, any exchange of such information or materials with [***] shall not change the confidential nature of, or ownership of, any Confidential Information (i.e., information disclosed by [***] to Adimab is deemed Adagio’s Confidential Information hereunder, and information disclosed by Adimab to [***] is deemed Adimab’s Confidential Information hereunder), Adimab Materials, or Adagio Materials; and provided, further, however, that nothing in this Section 2.7 ([***] Agreement) grants to [***] rights from either Party (i.e., any rights [***] has in such information and materials are governed by the [***] Agreement and not expanded or modified in any way by this Agreement). For clarity, Adagio is not required to execute any [***] Agreement or provide Adimab with any data, information, or materials generated thereunder.

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1 Mutual Research Licenses.

(a) Research License to Adagio. Subject to Section 3.3 (Comparison of Program-Benefited Antibodies to Other Antibodies), during the Research Term and Evaluation Term for a Research Program, Adimab hereby grants Adagio a worldwide, non-exclusive, license under the Adimab Platform Patents, Adimab Platform Technology, and Program Antibody Patents to perform research in the Field for the purposes of performing Adagio’s responsibilities under this Agreement and a Research Plan hereunder and to evaluate Program Antibodies for purposes of determining whether to exercise an Option and to evaluate Adimab Validated Antigen; provided, however, that (i) such license is sublicensable solely to Third Party Contractors and (ii) such license excludes Excluded Adimab Technology.

(b) Research License to Adimab. During the Research Term and Evaluation Term for a Research Program, Adagio hereby grants to Adimab a non-exclusive, non-sublicensable (except to permitted contractors of Adimab pursuant to Section 2.1(b) (Research Programs)) license under all Patents and Know-How Controlled by Adagio solely to perform Adimab’s responsibilities under a Research Plan.

3.2 Commercial Rights.

(a) Option.

(i) Option Exercise. On a Research Program-by-Research Program basis, Adimab hereby grants Adagio the exclusive option (an “Option”) to obtain the licenses and assignments described in Section 3.2(b) (Development and Commercialization License and Assignment) for Optioned Antibodies discovered during a Research Program, exercisable on or before the expiry of the relevant Evaluation Term by written notice to Adimab accompanied by payment of the Option Fee for such Research Program. On a Research Program-by-Research Program basis, Adagio will, in its written notice to exercise the Option, specify up to [***] Program Antibodies as Optioned Antibodies; provided, however, that Adagio may, at Adagio’s option, designate fewer than [***] Program Antibodies as Optioned Antibodies at the time of exercise of an Option and designate additional Program Antibodies as Optioned Antibodies at any time up to the [***] of the exercise of such Option for [***] so long as the total number of Program Antibodies designated as Optioned Antibodies for a Research Program does not exceed [***]. For clarity, Program-Benefited Antibodies generated by Adagio from Optioned Antibodies are also themselves Optioned Antibodies, but do not count against the limit of [***] Program Antibodies which can be designated as Optioned Antibodies. The Program Antibodies delivered by Adimab to Adagio under the Research Program(s) for which Adagio may exercise its Option will not incorporate any Know-How or intellectual property that would require Adagio to enter into a Collaboration Agreement for the exploitation of such Program Antibodies, but Adimab will be permitted to incorporate any such Know-How or intellectual property with prior written consent of Adagio and in such event any Program Antibody resulting from such incorporation will also be subject to a Collaboration Agreement, which may contain an additional Option Fee as may be negotiated and agreed by the Parties and any such Option Fee will be in consideration for the access to the additional technology under such Collaboration Agreement and will be in addition to any Option Fee due under this Agreement. For clarity, no Option exercise or Collaboration Agreement is required for Adagio to obtain commercial rights from Adimab for Adimab Validated Antigens.

(ii) Additional Optioned Antibodies. Notwithstanding the limitation to [***] Program Antibodies set forth in Section 3.2(a)(i) (Option Exercise), Adagio, in its sole discretion, may elect to specify more than [***] Program Antibodies as Optioned Antibodies prior to expiry of the Evaluation Term, and if Adagio so elects, the Option Fee with respect to such Research Program will be increased by [***] for each additional Program Antibody (together with the Program-Benefited Antibodies with respect thereto) selected as an Optioned Antibody by Adagio.

(iii) Disclosed Antibody Sequences. Neither Adagio nor Adimab shall disclose the sequences of Program Antibodies or Program-Benefited Antibodies prior to the expiration of the Evaluation Term thereto without the prior written consent of the other Party, and Adimab shall not disclose the sequences of any Optioned Antibodies without the prior written consent of Adagio. Notwithstanding the provisions of Section 5.4(b) (Program Antibody Patents), in the event that Adagio publicly discloses the sequences of one or more Program Antibodies discovered in a Research Program (e.g., through the publication of a Program Patent) without the prior written consent of Adimab, then the Option will be deemed to have been exercised with respect to such Research Program, the Program Antibodies for which the sequences were disclosed will be Optioned Antibodies, and Adagio will promptly pay the applicable Option Fee.

(b) Development and Commercialization License and Assignment.

(i) Assignment.

(1) Optioned Antibodies. Effective on Adagio’s exercise of the Option with respect to a Research Program, Adimab hereby assigns to Adagio, subject to the terms and conditions of this Agreement, all of Adimab’s right, title and interest in and to all Optioned Antibodies [***] of such Research Program. Adimab will execute and deliver all documents and instruments reasonably requested by Adagio to evidence or record such assignment or to file for, perfect or enforce the assigned rights.

(2) Adimab Validated Antigen. Effective upon completion of a Research Program, Adimab hereby assigns to Adagio, subject to the terms and conditions of this Agreement, all of Adimab’s right, title and interest in and to all Adimab Validated Antigen used in such Research Program. Adimab will execute and deliver all documents and instruments reasonably requested by Adagio to evidence or record such assignment or to file for, perfect or enforce the assigned rights.

(ii) License. Subject to Section 3.3 (Comparison of Program-Benefited Antibodies to Other Antibodies), effective on Adagio’s exercise of the Option with respect to a Research Program, Adimab hereby grants to Adagio a worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable (solely as provided in Section 3.2(b)(iii) (Licensees)) license under the Adimab Platform Patents and Adimab Platform Technology, in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export Optioned Antibodies and Products during the Term; provided, however, that such license excludes Excluded Adimab Technology except as set forth in Section 2.1(c) (No Excluded Adimab Technology). For clarity, Adagio may develop and commercialize Optioned Antibodies and Products as antibody-drug conjugates, nanoparticle conjugates, CAR-T products, multispecifics, formulations of multiple antibodies into a single product (e.g., antibody cocktails), and the like.

(iii) Licensees. Adagio will not license or sublicense (or grant an option to a license or sublicense to) any Non-Optioned Antibody, and any license of any Optioned Antibody and any direct or indirect license or sublicense of the rights granted under Section 3.2(b) (Development and Commercialization License and Assignment) (and any option to acquire such a license or sublicense) will be made solely pursuant to a written agreement (a “Licensee Agreement”) that is consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms of this Agreement, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies), and which require such Licensees to indemnify Adimab Indemnitees to the same extent that such Adimab Indemnitees are indemnified pursuant to Section 8.2 (Indemnification by Adagio). Adagio will remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant. Within [***] of entering into a Licensee Agreement, Adagio will provide Adimab with a copy of such Licensee Agreement, which copy may be redacted to remove the economic terms of such Licensee Agreement.

3.3 Comparison of Program-Benefited Antibodies to Other Antibodies.

(a) Comparisons to Existing Adagio Antibodies Are Permitted. Under the licenses and assignments granted to Adagio pursuant to Section 3.1(a) (Research License to Adagio) and Section 3.2(b) (Development and Commercialization License and Assignment), comparison of Program-Benefited Antibodies to Adagio antibodies against a Target is permitted (e.g., comparing affinities, specificities, function, etc.) and such Adagio antibodies will not be deemed to be Program-Benefited Antibodies by virtue of having conducted such comparisons.

(b) Use in Screening and Design of New Antibodies is Not Permitted. This Agreement and the licenses and assignments granted to Adagio pursuant to Section 3.1(a) (Research License to Adagio) and Section 3.2(b) (Development and Commercialization License and Assignment), specifically exclude the right to (a) discover or optimize antibodies using the Adimab Platform Technology or (b) use Program-Benefited Antibodies or Adimab Materials to (i) generate or discover new antibodies, via screening or otherwise or (ii) design new antibodies, via in silico methods or otherwise, except, in the case of either (i) or (ii), for Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement.

3.4 Diligent Development and Commercialization. With respect to each Research Program for which Adagio exercises its Option, Adagio will devote Commercially Reasonable Efforts to clinically develop, seek Marketing Approval for, and launch and commercialize at least one (1) Product that contains a Program-Benefited Antibody discovered in each Research Program.

3.5 No Implied Licenses. Other than the licenses, options and assignments explicitly set forth in this Article 3 (Licenses; Option; Development & Commercialization) or in Article 5 (Intellectual Property), neither Party grants any intellectual property licenses, options or assignments to the other Party under this Agreement. This Agreement does not create any implied licenses.

3.6 Covenant Not to Exceed License. Each Party hereby covenants that it will not practice any Patent or item of Know-How licensed or assigned to it under this Agreement outside the scope of the license to such Party set forth in this Agreement (or any subsequent agreement between the Parties providing for an additional license under such Patent or item of Know-How).

3.7 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of another jurisdiction), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement (including those set forth in this Article 3 (Licenses; Option; Development & Commercialization) and those described in Article 9 (Term)) by the Party in bankruptcy to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). Notwithstanding anything herein, nothing in this Section 3.7 (Bankruptcy Code) will be read to entitle Adagio to obtain disclosure of Adimab Platform Technology, whether or not as an “embodiment,” “duplicate,” “update,” or otherwise, at any time, and Adagio will not under any circumstances notwithstanding anything express or implied in this Agreement be entitled to disclosure of Adimab Platform Technology.

ARTICLE 4

FINANCIAL TERMS

4.1 Access and Quarterly Fees.

(a) Technology Access Fee. Adagio will pay to Adimab a one-time, non-creditable, non-refundable technology access fee of [***] within [***] of the Effective Date.

(b) Quarterly Fee.

(i) Payment of Quarterly Fee. On the first day of each calendar quarter (i.e., January 1, April 1, July 1, and October 1) during the Term, Adagio shall owe Adimab a quarterly fee of [***] (the “Quarterly Fee”), which Quarterly Fee shall be due [***] after the first day of such calendar quarter; provided, however, that Adagio may, at any time and its sole option, terminate the obligation to pay the Quarterly Fee for a given calendar quarter and subsequent calendar quarters by sending notice to Adimab of such termination to Adimab prior to the start of such given calendar quarter.

(ii) Initial Scope. During the period beginning on the Effective Date and ending on the earliest of (a) Adagio’s notice to Adimab terminating the Quarterly Fee payment obligation as described in Section 4.1(b) (Quarterly Fee), (b) the earliest date after the [***], if there is or has been a Change of Control of Adagio, and (c) the date on which Adimab first owns less than [***] of the equity of Adagio on a fully-diluted basis, Adimab and its Affiliates will not, and will not assist or direct Third Parties to, discover or optimize antibodies that are intended to bind to coronaviruses or influenza viruses (the “Scope”); provided, however that such limitation does not apply to (x) Third Parties to whom Adimab has licensed or in the future licenses the right to use the Adimab Technology independently (e.g., platform transfer partners) without the assistance or direction by Adimab primarily directed to the Scope; or (y) Third Parties with whom Adimab has an existing contractual relationship to perform antibody discovery or optimization (e.g., funded discovery collaborations), as of the Effective Date, which does not restrict such Third Party’s ability to nominate Targets for antibody discovery and/or optimization within the Scope, in each case so long as Adimab does not use or disclose any Program Inventions that are specific to a Target or the unpublished sequence of any Program-Benefited Antibody to such Third Party.

(iii) Modification to Initial Scope. Adagio may at any time notify Adimab that Adagio would like to (a) decrease the Scope to eliminate restrictions on either (x) antibodies that are intended to bind to coronaviruses or (y) antibodies that are intended to bind to influenza viruses, in which case the Scope shall be decreased accordingly and the Quarterly Fee shall be reduced by [***] beginning on the first day of the calendar quarter following Adimab’s receipt of such notice, or (b) increase the Scope to include additional infectious diseases, in which case the Parties may negotiate an increase in the Scope by adding addition infectious disease Targets or viruses, and an increase to the Quarterly Fee to reflect such increase in the Scope; provided, however, that no increase in Scope or Quarterly Fee shall become effective unless and until both Parties agree, in their sole discretion, to such increases.

4.2 Research Stage Fees.

(a) Research Funding. On a calendar quarterly basis, Adimab will invoice Adagio for an amount equal to [***] of the actual FTEs reasonably expended by Adimab in the performance of its obligations under the Research Plan during such calendar quarter (at the FTE Rate) and Adagio will pay such amount within [***] of receipt of such invoice. If Adimab anticipates an overage of more than [***] of the FTEs estimated for a Research Program in a Research Plan, then Adimab will promptly notify Adagio of the same and pause work on such Research Program until receiving instruction from Adagio to either (i) permanently cease work on such Research Program, (ii) decrease the amount of work based on a mutually agreed revised Research Plan, or (iii) proceed as planned notwithstanding the overage.

(b) Delivery Fees.

(i) Naïve Discovery Delivery Fee. On a Research Program-by-Research Program basis, Adimab will invoice Adagio for [***] (the “Naïve Discovery Delivery Fee”); provided, however, that in the case of transmembrane protein projects, the Parties will negotiate the amount of such delivery milestone payment based on the project prior to starting the applicable Research Plan. Adimab will send Adagio an invoice for the Naïve Discovery Delivery Fee at the time of Adimab’s delivery to Adagio of sequences of an initial panel of Program Antibodies against the Target and Adagio will pay such amount within [***] of receipt of such invoice. The Naïve Discovery Delivery Fee will only be payable once per Research Program.

(ii) Optimization Completion Fee. On a Research Program-by-Research Program basis, Adimab will invoice Adagio for [***] (the “Optimization Completion Fee”) (plus an amount equal to any applicable Naïve Discovery Delivery Fee which was not previously paid with respect to such Research Program); provided, however, that in the case of transmembrane protein projects, the Parties will negotiate the amount of such Optimization

Completion Fee based on the project prior to starting the applicable Research Plan. Adimab will send Adagio an invoice for the Optimization Completion Fee at the time of Adimab’s Final Delivery to Adagio of Program Antibodies against the Target, and Adagio will pay such amount within [***] of receipt of such invoice. The Optimization Completion Fee will only be payable once per Research Program.

(c) Additional Services. From time to time, Adagio and Adimab may agree that Adimab will perform additional services which fall outside the scope of a Research Program and any Collaboration Agreement. Such work may include, for example, (i) preparation of antigen or other reagents for use in a Research Program in the event that Adagio does not have such materials itself, (ii) molecular biology work such as the generation of certain constructs (e.g., bispecifics) using Adagio Materials, or (iii) non-cGMP production of antibodies in mammalian cells for use in Adagio’s research and evaluation of Program Antibodies. In the event that Adagio and Adimab agree that Adimab will perform such additional work, then Adimab will bill Adagio an agreed-upon amount for such work, which agreed-upon amount may be comprised of one or more of the following: (x) reimbursement for FTEs expended by Adimab at the FTE Rate, (y) a fixed payment for provision of the services, and (z) a delivery fee for completion of such work. This Agreement will govern the performance of such additional services.

4.3 Option Fee. In order to exercise the Option under Section 3.2(a)(i) (Option Exercise) for a Research Program, in addition to sending the notice required under Section 3.2(a)(i) (Option Exercise), Adagio will pay to Adimab a non-creditable, non-refundable option exercise fee of [***] for such Research Program (an “Option Fee”), as adjusted in accordance with Section 3.2(a) (Option) in the event that Adagio elects to exercise the Option with respect to more than [***] Program Antibodies, plus an amount equal to any applicable Delivery Fee which was not previously paid with respect to such Research Program.

4.4 Milestone Payments.

(a) Milestone Events. On a Product-by-Product basis, Adagio will report in writing to Adimab the achievement of each event (each, a “Milestone Event”) and pay the corresponding milestone payment (each, a “Milestone Payment”) to Adimab, each within [***] after the achievement of the corresponding Milestone Event; provided, however, that there shall be no milestones due with respect to Antigen Products. For Products which are also subject to a Collaboration Agreement, such Collaboration Agreement may contain additional Milestone Payments as may be negotiated and agreed by the Parties and any such Milestone Payments will be in consideration for the access to the additional technology under such Collaboration Agreement and will be in addition to any Milestone Payments due under this Agreement. The Milestone Payments under this Agreement will be determined in accordance with the following table:

Milestone Event	Milestone Payments for all Products other than Antigen Products
[***]	[***]
[***]	[***]
[***]	[***]

Milestone Event	Milestone Payments for all Products other than Antigen Products
[***]	[***]
[***]	[***]
[***]	[***]

(b) Catch-Up Payments. Milestone Payments are payable one time per Product, the first time each Milestone Event is achieved for such Product. If a later-stage clinical Milestone Event is achieved for any Product without one or more earlier-stage clinical Milestone Events having been achieved for that Product, then Adagio will pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the most recently achieved clinical-stage Milestone Event. If a Milestone Event related to filing for Marketing Approval is achieved without one or more of the clinical Milestone Events being achieved, then Adagio will pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the first Milestone Event related to filing for Marketing Approval.

(c) Back-Up Candidates. Adagio may designate a Product as a Back-Up Candidate to another Product designated by Adagio as a Lead Product, which Lead Product is further in development than the Back-Up Candidate and is directed to the same Target (or, with respect to a multispecific Product, the same set of Targets) as the Back-Up Candidate. In the event that a Milestone Event that was already achieved with respect to a Lead Product is also achieved with respect to a Back-Up Candidate to such Lead Product prior to receipt of Marketing Approval for the Lead Product, then Adagio’s obligation to pay the corresponding Milestone Payment with respect to the achievement of the applicable Milestone Event with respect to such Back-Up Candidate will be deferred until receipt of Marketing Approval of the Lead Product. If Adagio continues to develop such Back-Up Candidate after receipt of Marketing Approval for the Lead Product, all deferred Milestone Payments for such Back-Up Candidate will become payable within [***] after receipt of such Marketing Approval and all subsequent Milestone Payments for such Back-Up Candidate will be payable within [***] after achievement of the corresponding Milestone Event with respect to such Back-Up Candidate. If Adagio promptly discontinues all development activities with respect to a Back-Up Candidate upon Marketing Approval of the Lead Product and provides Adimab with written notice thereof within [***] after receipt of such Marketing Approval, Adagio will not be obligated to pay the deferred Milestone Payments for such Back-Up Candidate. If Adagio continues to develop such Back-Up Candidate after discontinuation of development of the Lead Product (but prior to Marketing Approval of such Lead Product), Adagio will not be obligated to pay any Milestone Payments already paid with respect to such Lead Product, but all Milestone Payments for Milestone Events achieved with respect to such Back-Up Candidate that were not paid to Adimab with respect to such Lead Product will be payable within [***] after achievement of the corresponding Milestone Event.

4.5 Royalties.

(a) Royalty Payments. As to each Product sold during the applicable Royalty Term, on a Product-by-Product basis, Adagio will pay Adimab a royalty of [***] of annual worldwide Net Sales for such Product during the applicable Royalty Term for such Product in each country (“Royalty Payments”); provided, however, that notwithstanding the foregoing, Adagio will pay Adimab a Royalty Payment of [***] of annual worldwide Net Sales for such Product during the applicable Royalty Term for such Product in each country if such Product is an Antigen Product. For Products which are also subject to a Collaboration Agreement, such Collaboration Agreement may contain additional Royalty Payments as may be negotiated and agreed by the Parties and any such Royalty Payments will be in consideration for the access to the additional technology under such Collaboration Agreement and will be in addition to any Royalty Payments due under this Agreement and will, for clarity, be subject to a separate royalty term under such Collaboration Agreement as may be agreed between the Parties.

(b) Adjustment for Third Party IP. If Adagio enters into any Third Party Patent Licenses, then [***] of the net sales royalties actually paid to the Third Party under the Third Party Patent License with respect to Net Sales of any given Product in any given calendar quarter in any given country may be offset against the Royalty Payment, if any, that would otherwise have been payable to Adimab with respect to such same Net Sales; provided, however, that in no event will the royalty owed to Adimab be reduced by more than [***] of the payment which would otherwise be due hereunder. It is understood, agreed and acknowledged that Adimab’s allowing Adagio to claim the credit of this Section 4.5(b) (Adjustment for Third Party IP) as to any particular Third Party Patent License: (i) does not mean Adimab believes that the licensed Patents are valid and were infringed or Cover any aspect of the discovery or optimization work by Adimab; (ii) does not mean Adimab agrees with Adagio’s opinion as to the likelihood of success of a claim of such infringement or Coverage; (iii) does not mean that Adimab believes Adagio’s opinion as to any of the foregoing is reasonable; and (iv) is not and will not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section 4.5(b) (Adjustment for Third Party IP) by Adagio, including: (1) maintaining good relations with a counterparty; (2) an assessment that the costs of the credit are outweighed by the benefits of Adagio having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge Adagio’s assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the licensed Third Party Patents Cover or were infringed by any aspect of the discovery or optimization work.

(c) Know-How Royalty. For clarity, the Patent licenses granted to Adagio under this Agreement are non-royalty-bearing and the Parties have negotiated Royalty Payments based on the value of the Know-How (primarily in the form of trade secrets) used in the generation of Optioned Antibodies that are assigned to Adagio hereunder. The Parties share the expectation that Adagio will obtain its own Patent protection for Products and agree that the use of Program Patents in calculating the length of the Royalty Term is the result of an arms-length negotiation on a reasonable length for royalty payments with respect to such Know-How rather than any suggestion that the royalty payments pertain to a license of Patents.

4.6 Quarterly Payment Timings. All Royalty Payments due under Section 4.5 (Royalties) will be paid quarterly within [***] after the end of the relevant calendar quarter for which royalties are due.

4.7 Royalty Payment Reports. With respect to each calendar quarter, within [***] after the end of the calendar quarter, Adagio will provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales. The report will provide all such information on a country-by-country and Product-by-Product basis.

4.8 Payment Method. All payments due under this Agreement to Adimab will be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder will be made in the legal currency of the United States of America, and all references to “$” or “dollars” will refer to United States dollars (i.e., the legal currency of the United States).

4.9 Taxes. All payments under this Agreement are exclusive of all taxes (such as taxes imposed on the production, sale, delivery or use of a Product, including, without limitation, sales, use, excise or value added taxes) other than income taxes owed by Adimab as a result of the payments made hereunder. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any taxes required by applicable law to be withheld or deducted from any royalties, milestone payments or other payments made by Adagio to Adimab under this Agreement, including by completing all procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced or eliminated to the extent permitted under applicable law, including income tax treaty provisions and related procedures for claiming treaty relief. To the extent that Adagio is required to deduct and withhold taxes on any payment to Adimab, Adagio will deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Adimab an official tax certificate or other evidence of such withholding sufficient to enable Adimab to claim such payment of taxes. Adagio will provide Adimab with reasonable assistance in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab will provide Adagio with any tax forms that may be reasonably necessary in order for Adagio not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab will use reasonable efforts to provide any such tax forms to Adagio at least [***] prior to the due date identified by Adagio for any payment for which Adimab desires that Adagio apply a reduced withholding rate. Adagio will make all payments hereunder from an entity domiciled in the United States and a bank account held by a bank in the United States. Adagio will not withhold from any payment any income or similar tax assessed by any jurisdiction other than the United States.

4.10 Records; Inspection.

(a) Maintenance of Records. Adagio will keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Optioned Antibodies and Products including all records that may be necessary for the purposes of calculating all payments due under this Agreement for a period of [***] from the calendar quarter in which any such payment was due. Adagio will make such records available for inspection by an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm selected by Adimab at Adagio’s premises in the United States on reasonable notice during regular business hours.

(b) Audit Rights. At Adimab’s expense no more than [***] per calendar year, Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of Adagio as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement.

(c) Underpayment. If the audit reveals an underpayment, Adagio will promptly pay to Adimab the amount of such underpayment plus interest in accordance with Section 4.14 (Late Payments). If the audit reveals that the monies owed by Adagio to Adimab have been understated by more than [***] for the period audited, Adagio will, in addition, pay the costs of such audit.

4.11 Licensee Reports, Records and Audits. Any agreements with Licensees will include an obligation for the Licensee to (a) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Adimab; (b) provide quarterly reports to Adimab with sufficient information to allow such verification; and (c) allow Adimab (or Adagio if requested by Adimab) to verify the payments due.

4.12 Foreign Exchange. If any currency conversion will be required in connection with the calculation of amounts payable hereunder, such conversion will be made using the exchange rates reported on the [***] business day prior the payment due date for the purchase and sale of U.S. dollars, as reported by the [***]. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Adagio will provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation.

4.13 Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.5(b) (Adjustment for Third Party IP).

4.14 Late Payments. Any amount owed by Adagio to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***] calculated on a [***] basis, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership and Inventorship.

(a) Program Inventions and Program Patents.

(i) Adimab Platform Technology Patents. Adimab will solely own, regardless of inventorship, all Adimab Platform Technology Improvements made under the Research Programs.

(ii) Program Antibody Patents Prior to Expiration of Evaluation Term. Prior to the expiration of the Evaluation Term, Adimab will solely own all Program Antibody Patents, although Adagio will direct prosecution of such Program Antibody Patents in accordance with Section 5.4(b) (Program Antibody Patents).

(iii) Program Antibody Patents After Expiration of Evaluation Term.

(1) Optioned Program Antibody Patents. On a Research Program-by-Research Program basis, from and after the date of Option exercise, Adagio will own, regardless of inventorship, the Optioned Program Antibody Patents, subject to the terms and conditions of this Agreement.

(2) Program Antibody Patents Disclosing Non-Optioned Antibodies. On a Research Program-by-Research Program basis, from and after the date of expiration of the Evaluation Term, Adimab will continue to own, regardless of inventorship, all Patents that disclose Non-Optioned Antibodies. Adagio will promptly cause such Program Antibody Patents to be abandoned in accordance with Section 5.4(b) (Program Antibody Patents).

(iv) Other Program Patents and Program Inventions. All Program Patents and Program Inventions other than those referred in subsections (i) through (iii) of this Section 5.1(a) (Program Inventions and Program Patents) will be owned based on inventorship. Subject to the licenses granted in Section 3.2(b) (Development and Commercialization License and Assignment), Program Inventions which are jointly owned by Adimab and Adagio may be freely practiced by both Parties. The Parties will cooperate in any decision to patent such Program Invention and the prosecution of any Program Patents Covering such Program Inventions, including equally sharing the cost of Patent prosecution; provided, however, that in the event that one Party declines to participate in the costs of Patent prosecution in any jurisdiction, then such Party will assign all right, title, and interest in such Patent to the other Party in such jurisdiction.

(b) Pre-Existing Patents. To avoid doubt, nothing in this Agreement will alter the ownership of the Parties’ pre-existing Patents.

(c) Inventorship. Inventorship for purposes of this Agreement, and all intellectual property-related definitions in this Agreement, will be determined in accordance with United States patent law.

5.2 Assignment. Each Party hereby assigns to the other Party Program Inventions and associated Patents and Know-How as necessary to achieve ownership as provided in Section 5.1 (Ownership and Inventorship). Each assigning Party will execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party.

Each Party will perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party. Each assigning Party will make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

5.3 Disclosure. During the Research Term and Evaluation Term, each Party will promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents or in Adagio’s case that are Adimab Platform Technology Improvements (which, to avoid doubt, are assigned to Adimab under this Agreement). Such disclosure will occur as soon as possible, but in any case within [***] after the Party determines such Program Inventions have been invented. To avoid doubt, this Section 5.3 (Disclosure) will not be read to require Adimab to disclose Program Inventions constituting Adimab Platform Technology Improvements to Adagio.

5.4 Program Patent Prosecution, Maintenance and Enforcement.

(a) Adimab Platform Technology. Adimab will have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Program Patents that claim Adimab Platform Technology Improvements and all Adimab Platform Patents, all at its own expense; provided, however, that Adimab shall not include in any such Program Patents any claims to (i) Program Inventions other than those that claim the Adimab Platform Technology or (ii) the Program Antibodies.

(b) Program Antibody Patents. On a Target-by-Target basis, Adagio will have the sole right to file and prosecute all Program Antibody Patents, at Adagio’s expense, and prior to Option exercise, Adagio will record Adimab as the sole assignee. Such right will continue for the duration of the longer of the Evaluation Term and, if Adagio exercises the Option, the Term, subject to all of the following:

(i) No Disclosure of Sequences Prior to Option Exercise. Prior to Option exercise, neither Adimab nor Adagio will disclose the sequence of any Program-Benefited Antibody in any Program Antibody Patent, or during the prosecution of any Program Antibody Patent, unless such Program Antibody Patent and prosecution history can be prevented from publishing. Adagio will prevent the publication of any Program Antibody Patent prior to Option exercise (e.g., by exercising the Option prior to publication or expressly abandoning such Program Antibody Patent).

(ii) Abandonment Prior to Publication if No Option Exercise. If Adagio does not exercise the Option, then all Program Antibody Patents that were filed (if any) will be abandoned prior to public disclosure. Within [***] after the Evaluation Term expiring, Adagio will make any and all filings necessary to result in such abandonment without publication (at Adagio’s expense) and provide documentation thereof to Adimab, and the licenses to such Program Antibody Patents provided to Adagio under Article 3 (Licenses; Option; Development & Commercialization) will expire as of the expiration of such Evaluation Term.

(iii) No Disclosure of Non-Optioned Antibodies. If Adagio does exercise the Option, then Adagio will ensure that the sequences of Non-Optioned Antibodies will not be disclosed and all Program Antibody Patents that had been filed for such Target that disclose Non-Optioned Antibodies for that Target will be promptly abandoned without being published and within [***] after the Final Optioned Antibody Selection Date. Adagio will make any and all filings necessary to result in such abandonment without publication (at Adagio’s expense) and provide documentation thereof to Adimab, and the licenses to such Program Antibody Patents provided to Adagio under Article 3 (Licenses; Option; Development & Commercialization) will expire as of the exercise of such Option.

(iv) Prosecution of Patents. If Adagio does exercise the Option, (x) Adagio will prosecute at least [***] corresponding Optioned Program Antibody Patent in each Major Market, and such other countries as are required to be consistent with the Commercially Reasonable Efforts standard and (y) as between the Parties, Adagio will have the sole right (but not the obligation) to prosecute, maintain, enforce, and defend all Optioned Program Antibody Patents, and Adagio (instead of Adimab) will be recorded as the sole assignee.

(v) Costs of Prosecution. Adagio will be solely responsible for all costs of the activities under this Section 5.4(b) (Program Antibody Patents), except to the extent Adimab hires counsel to review and comment on Adagio’s prosecution under Section 5.4(b)(vi) (Right to Review), in which case Adimab will be solely responsible for the fees to such counsel.

(vi) Right to Review. Adimab will have the right to review and comment on prosecution and enforcement of the Program Antibody Patents, including drafts of patent applications prior to filing such applications with the applicable patent offices, solely for purposes of (x) determining which Adimab employees, if any, are inventors with respect to the claimed subject matter, (y) ensuring that such Program Antibody Patents correctly describe activities undertaken by Adimab, and (z) ensuring that such Program Antibody Patents do not disclose Adimab Platform Technology, including any Adimab Platform Technology Improvements. Adagio will provide Adimab with copies of material correspondence with patent offices relating thereto (including patent applications, office actions and the like) promptly after receipt and drafts of all filings and correspondence with such offices no less than [***] in advance of filing.

(vii) Enforcement. After Option exercise with respect to a Research Program, Adagio will have the sole right (but not the obligation) to enforce all Program Antibody Patents with respect to a Research Program. Any proceeds received by Adagio from such enforcement, whether by way of damage awards, settlement, or otherwise, will be deemed to be Net Sales hereunder.

(c) Program Antigen Patents. On a Target-by-Target basis, Adagio will have the sole right to file and prosecute all Program Antigen Patents, at Adagio’s expense, subject to all of the following:

(i) Prosecution of Patents. Following the start of IND-enabling toxicology studies with respect to an Adimab Validated Antigen, Adagio will prosecute at least [***] Program Antigen Patent in each Major Market, and such other countries as are required to be consistent with the Commercially Reasonable Efforts standard and as between the Parties, Adagio will have the sole right (but not the obligation) to prosecute, maintain, enforce, and defend all Program Antigen Patents. For clarity, Adagio will be recorded as the sole assignee of all Program Antigen Patents.

(ii) Costs of Prosecution. Adagio will be solely responsible for all costs of the activities under this Section 5.4(c) (Program Antigen Patents), except to the extent Adimab hires counsel to review and comment on Adagio’s prosecution under 5.4(c) (iii) (Right to Review), in which case Adimab will be solely responsible for the fees to such counsel.

(iii) Right to Review. Adimab will have the right to review and comment on prosecution and enforcement of the Program Antigen Patents, including drafts of patent applications prior to filing such applications with the applicable patent offices, solely for purposes of (x) determining which Adimab employees, if any, are inventors with respect to the claimed subject matter, (y) ensuring that such Program Antigen Patents correctly describe activities undertaken by Adimab, and (z) ensuring that such Program Antigen Patents do not disclose Adimab Platform Technology, including any Adimab Platform Technology Improvements. Adagio will provide Adimab with copies of material correspondence with patent offices relating thereto (including patent applications, office actions and the like) promptly after receipt and drafts of all filings and correspondence with such offices no less than [***] in advance of filing.

(iv) Enforcement. Adagio will have the sole right (but not the obligation) to enforce all Program Antigen Patents with respect to a Research Program. Any proceeds received by Adagio from such enforcement, whether by way of damage awards, settlement, or otherwise, will be deemed to be Net Sales hereunder.

(d) Patent Prosecution and Maintenance. For purposes of this Section 5.4 (Program Patent Prosecution and Maintenance) the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) means, with respect to a Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent, and the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarity, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) exclude any enforcement action with respect to a Patent.

(e) Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may apply to any Excluded Third Party Technology or Third Party Sequence IP, including Patents that apply Program-Benefited Antibodies and Products based on sequence, Target, methods of treatment using any Program-Benefited Antibodies, or the like is the responsibility of Adagio, and that Adimab will have no responsibility for the foregoing nor liability if any such Third-Party Patents exist.

5.5 Cooperation of the Parties. At the reasonable request of the responsible Party (as provided for in this Article 5 (Intellectual Property)), the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance (including conducting or participating in inter partes reviews, post grant reviews, derivation proceedings, interferences and oppositions and the like) of any Program Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Notwithstanding the foregoing, Adimab will not be required pursuant hereto to disclose Adimab Platform Technology to Adagio or to participate in any action against another Adimab customer.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY

6.1 General Confidentiality Obligations.

(a) Ownership of Confidential Information. Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement, including information regarding additional potential areas of collaboration between the Parties, is the “Confidential Information” of the disclosing Party; provided, however, that, notwithstanding the foregoing, (i) Confidential Information which constitutes Know-How will be owned by the Party which owns such Know-How as a result of the application of Article 5 (Intellectual Property), regardless of which Party disclosed such information, (ii) information related to Adimab Platform Technology and information embodied in Adimab Materials is Adimab’s Confidential Information, and (iii) information embodied in the Adagio Materials is Adagio’s Confidential Information.

(b) No Requirement to Disclose Adimab Platform Technology or Excluded Adimab Technology. Notwithstanding anything to the contrary in this Agreement, Adimab will not be required to disclose any Adimab Platform Technology, including Adimab Platform Technology Improvements, or Excluded Adimab Technology to Adagio except the extent set forth in a Research Plan. In the event that reports, records or data include disclosure of Adimab Platform Technology, Adimab Platform Technology Improvements, or Excluded Adimab Technology, Adimab may redact those portions that would disclose Adimab Platform Technology, including Adimab Platform Technology Improvements, or Excluded Adimab Technology prior to delivery to Adagio or review or inspection by Adagio.

(c) Treatment of CDR Sequence Information. To avoid doubt, prior to exercise of the Option, sequence information with respect to the CDRs of Program Antibodies will be deemed the Confidential Information of both Parties. From and after the date of expiration of the Evaluation Term, (i) the sequence information as to the CDRs of Optioned Antibodies, if any, will be the Confidential Information of Adagio, and (ii) the sequence information as to the CDRs of Non-Optioned Antibodies will be the Confidential Information of Adimab.

(d) Limits on Use and Disclosure of Confidential Information. Each Party will receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party will disclose any Confidential Information of the other Party to any Third Party. Neither Party will use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person will be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information will be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement will be binding upon its employees and contractors involved in the activities contemplated hereby and that it will be liable for any breach by its employees or contractors. Each Party will take all steps necessary to ensure that its employees and contractors will comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use will survive, and remain in effect for a period of [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term).

6.2 Exclusions from Nondisclosure Obligation. Information will not be considered Confidential Information and the nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) will not apply to the extent that the receiving Party can establish by competent written proof that it: (a) at the time of disclosure is publicly known; (b) after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party; (c) was in such Party’s possession at the time of the earlier of disclosure hereunder; (d) is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who will not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or (e) is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3 Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the Party which is required to disclose the Confidential Information of the other Party (a) will give advance written notice to the other Party, (b) will make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law, regulation or order required, and (c) will use and disclose the Confidential Information solely to the extent required by the law, regulation or order.

6.4 Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties; provided, however that (a) either Party may disclose that this Agreement include provisions that provide for Adimab’s exclusivity to Adagio within the Scope and (b) each Party will be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the U.S. Securities and Exchange Commission (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and will provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party will seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party will return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party; provided, however, that such receiving Party may retain one (1) copy of each document or description thereof in its files for the sole purpose of maintaining a record of what it received in confidence and to comply with its confidentiality obligations hereunder; and that the obligation of the receiving Party to return Confidential Information pursuant to this Section 6.5 (Return of Confidential Information) will not apply (a) to copies of electronically stored Confidential Information made as a matter of routine information technology backup, provided, however, that it is only accessible to receiving Party’s permitted recipients that are responsible for maintaining the receiving Party’s electronic backup services, and (b) to Confidential Information or copies thereof which must be retained pursuant to mandatory applicable law. Any Confidential Information retained will continue to be subject to the terms of this Agreement.

6.6 Publicity.

(a) Press Releases. Other than repeating information in a previously approved press release, neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to approve such new press release. Adimab regularly issues press releases that group multiple achievements of Adimab (such as new and expanded collaborations, option exercises, and achievement of milestones). Accordingly, subject to Adagio’s written approval of the language, not to be unreasonably withheld or delayed, Adimab may disclose the existence (but not the financial terms) of this Agreement in a press release; provided, however, that the only portion of the press release as to which Adagio will have such consent right will be those portions that relate to this Agreement.

(b) Announcement of Subsequent Events. The Parties recognize the importance of announcing the exercise of any Option and the achievement of Milestone Events, and agree that Adimab may disclose these occurrences. At Adimab’s discretion, Adimab will propose the text of an Adimab press release to announce each such event and Adagio will have the opportunity to review and approve such text (such approval not to be unreasonably withheld or delayed). For clarity, Adagio is free to disclose the achievement of significant development events without the prior approval of Adimab, and where not unreasonably cumbersome, Adagio will include in such disclosure a recognition of Adimab as the source of the Program Antibodies in such Products.

(c) Acknowledgement. In public disclosures (e.g., press releases, posters, publications) regarding Program Antibodies or Products, Adagio will acknowledge that such Program Antibodies or Products were discovered or optimized, as applicable, using “the Adimab Platform”, and will include Adimab co-authors, as appropriate in accordance with standard industry practice. Adimab will provide an electronic version of its logo for use in such contexts by Adagio upon request.

6.7 Certain Data. The Parties recognize the need for Adimab to advance and disclose the general capabilities of the Adimab Platform Technology. In connection therewith, notwithstanding this Article 6 (Confidentiality; Publicity), without disclosing Adagio’s identity, the identity of the Target (although the class of protein of the Target may be disclosed), or the sequence of any Program Antibody or Adimab Validated Antigen, Adimab will be entitled to use and disclose general Program Antibody and Adimab Validated Antigen attributes (i.e., without identifying the specific Program Antibody or Adimab Validated Antigen), including the following: (a) Program Antibody binding affinities, target cross-reactivity, functional properties (e.g. neutralization, antibody-dependent cell-mediated cytotoxicity assays) (b) expression range regarding Program Antibodies, (c) sequence properties of Program Antibodies (e.g. germline family usage, clonal relatedness, CDR lengths, somatic mutation), (d) Program Antibody format (e.g., monoclonal, Morrison multispecific, CAR-T, etc.), (e) developability data (e.g., polyspecificity, expressibility, and aggregation data), (f) stage of development of Program-Benefited Antibodies (e.g., “preclinical” or “Phase I”), and (g) immune response profiles following administration of Adimab Validated Antigens (e.g. cellular and humoral immune responses).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations. Each of Adimab and Adagio hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and will not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property (including, in Adagio’s case, the [***] Agreement), (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2 Representations of Adimab. Adimab hereby represents and warrants to Adagio that, as of the Effective Date:

(a) Performance. The performance of the Research Program and the grant the licenses and assignments that Adimab purports to grant under this Agreement do not conflict with Adimab’s rights in and to the Adimab Platform Patents and Adimab Platform Technology.

(b) No Complaints. There are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, in each case pending relating to Adimab Platform Patents or Adimab Platform Technology which, if decided in a manner adverse to Adimab, would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated by this Agreement.

(c) No Judgments. There are no judgments or settlements against Adimab or to which it is party which will materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement. Adimab is not party to any settlement discussions that, if concluded as of the Effective Date, would result in a settlement which would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement.

(d) No Misappropriation of Trade Secrets. To Adimab’s knowledge, the conception, development and reduction to practice of the Adimab Platform Technology, as it exists on the Effective Date, have not constituted or involved the misappropriation of trade secrets, know-how or similar rights or property of any person.

(e) No Infringement. In Adimab’s reasonable judgment, the practice of the Adimab Platform Technology, as practiced by Adimab as of the Effective Date, does not infringe a valid, issued Patent not Controlled by Adimab or any of its Affiliates of which Adimab has knowledge.

(f) Exclusion of Excluded Third Party Technology and Third Party Sequence IP. Notwithstanding the foregoing, Adimab specifically excludes any representations with respect to any Excluded Third Party Technology or Third Party Sequence IP.

7.3 DISCLAIMER OF WARRANTIES. EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS WARRANTIES OF SECTION 7.1 (MUTUAL REPRESENTATIONS) AND SECTION 7.2 (REPRESENTATIONS OF ADIMAB), SUCH PARTY IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND BY SUCH OTHER PARTY, EITHER EXPRESS OR IMPLIED, AND EACH PARTY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Adagio, its Affiliates, and their respective directors, officers, agents and employees (collectively, “Adagio Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to (a) the gross negligence or intentional misconduct of any Adimab Indemnitees, or (b) any breach of this Agreement by any Adimab Indemnitees (including of any a representation or warranty made by Adimab under Article 7 (Representations and Warranties)), except in each case to the extent of any Losses (a) attributable to the negligence or intentional misconduct of any Adagio Indemnitee, or (b) for which Adagio is required to Indemnify Adimab pursuant to Section 8.2 (Indemnification by Adagio).

8.2 Indemnification by Adagio. Adagio hereby agrees that it and its Licensees will Indemnify Adimab, its Affiliates, and their respective directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) the gross negligence or intentional misconduct of any Adagio Indemnitees, (b) any breach of this Agreement by an Adagio Indemnitee (including of any representation or warranty made by Adagio under Article 7 (Representations and Warranties)), (c) Adagio’s research, testing, development, manufacture, use, sale, distribution, licensing or commercialization of Program-Benefited Antibodies or Products, (c) Adimab’s use of any Adagio Materials in accordance with this Agreement and the Research Plan, and (d) the use by Adagio or its Licensees of any Excluded Third Party Technology or Third Party Sequence IP, and (e) obligations of Adagio to any Licensee, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Adimab Indemnitee, or (ii) arising out of any breach of a representation or warranty made by Adimab in Article 7 (Representations and Warranties).

8.3 Indemnification Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Adagio Indemnitees (a) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim (but only to the extent and for such period of time as such indemnifying Party agrees in writing with such indemnified Party that the indemnifying Party will be solely responsible for any and all such monetary damages), (c) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Section 8.1 (Indemnification by Adimab) and Section 8.2 (Indemnification by Adagio), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

8.4 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO SECTION 3.6 (COVENANT NOT TO EXCEED LICENSE), SECTION 9.4 (COMMITMENTS REGARDING PROGRAM-BENEFITED ANTIBODIES), OR ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

ARTICLE 9

TERM

9.1 Term. The term (the “Term”) of this Agreement will commence on the Effective Date and will expire upon (a) in the event that no Option is exercised, the conclusion of the last-to-expire Evaluation Term; or (b) in the event that an Option is exercised, on a country-by-country and Product-by-Product basis on the expiration of the last Royalty Term for a Product in the particular country, in each case, unless earlier terminated by a Party as set forth in this Article 9 (Term). Upon expiration of the Term pursuant to clause (b) of the previous sentence, on a Product-by-Product and country-by-country basis, all licenses granted to Adagio hereunder with respect to such Product and country will continue on a non-exclusive, fully paid, worldwide, royalty-free, irrevocable basis, including the right to grant and authorize sublicenses.

9.2 Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***] following written notice from the non-breaching Party to the breaching Party specifying such breach; provided, however, that if Adimab alleges that such breach is that Adagio has failed to comply with its obligations under Section 3.4 (Diligent Development and Commercialization) and such breach is not reasonably capable of cure within such [***] period, then Adagio shall submit to Adimab a plan a for Adagio to regain compliance with Section 3.4 (Diligent Development and Commercialization) and Adimab will have no right to terminate this Agreement so long as Adagio is using Commercially Reasonable Efforts to carry out such plan. Any right to terminate this Agreement under this Section 9.2 (Material Breach) will be stayed and the cure period will be tolled if, during any cure period, the Party alleged to have been in material breach has initiated dispute resolution in accordance with Section 10.2 (Dispute) with respect to the alleged breach, which stay and tolling will continue until such dispute has been resolved in accordance with Section 10.2 (Dispute).

9.3 Termination for Convenience. Adagio may terminate this Agreement at any time upon [***] written notice to Adimab.

9.4 Commitments Regarding Program-Benefited Antibodies.

(a) Use of Program-Benefited Antibodies During the Evaluation Term. During the Evaluation Term with respect to a Research Program, Adagio will not seek to or actually research, develop or commercialize any Program-Benefited Antibody, or product containing the foregoing, other than the activities permitted hereunder during the Research Term and the Evaluation Term for the purpose of determining whether or not to exercise the Option for a given Research Program.

(b) Use of Non-Optioned Antibodies After Expiration of the Evaluation Term. Subject to Adagio’s right to identify additional Optioned Antibodies after the Evaluation Term pursuant to Section 3.2(a)(i) (Option Exercise), after the expiration of the Evaluation Term with respect to a Research Program, Adagio and its Licensees will not research, develop, manufacture or commercialize (i) Program-Benefited Antibodies other than Optioned Antibodies, (ii) Optioned Antibodies except as Products under this Agreement, or (iii) Non-Optioned Antibodies.

(c) No Use of Program-Benefited Antibodies After Termination. If this Agreement expires or terminates (other than an expiration under Section 9.1 (Term) following an Option exercise after all applicable Royalty Terms have expired), Adagio and its Licensees (i) will not research, develop, manufacture or commercialize any Program-Benefited Antibody or Product containing a Program-Benefited Antibody, (ii) will not license or otherwise grant rights to any entity to do the foregoing, and (iii) will not practice, license, or assign to a Third Party, option to a Third Party, or covenant not to sue a Third Party, with respect to Program Antibody Patents, Program-Benefited Antibodies, or products containing them (in each case, regardless of inventorship).

(d) Payment Commitment for Program-Benefited Antibodies and Adimab Validated Antigen. It is the intent of the Parties that Adagio and its Licensees will pay the Option Fee, Milestone Payments and Royalty Payments in accordance with Article 4 (Financial Terms) with respect to Program-Benefited Antibodies and Adimab Validated Antigens researched, developed, manufactured and commercialized by Adagio or its Licensees. Accordingly, the Parties agree that if Adagio or any of its Licensees researches, develops, manufactures, or commercializes any Program-Benefited Antibody or Adimab Validated Antigen, then Adagio will pay to Adimab the fees set forth in Article 4 (Financial Terms), including the Option Fee, Milestone Payments and Royalty Payments, as applicable, on the Program-Benefited Antibody or Adimab Validated Antigen as (or as if) a Product under this Agreement. Adagio shall include in each Licensee Agreement an obligation on the part of the applicable Licensee, in the event that Adagio is unwilling or unable to pay to Adimab any Milestone Payments and Royalty Payments that become due hereunder with respect to Optioned Antibodies or Adimab Validated Antigen developed or commercialized by such Licensee (because, for example, of the dissolution of Adagio for bankruptcy or other reasons), to make such payments owed to Adimab directly to Adimab. For clarity, in the event of breach of this Agreement (including breach of the other subsections of this Section 9.4 (Commitments Regarding Program-Benefited Antibodies)), the payment obligations described in this Section 9.4(d) (Payment Commitment for Program-Benefited Antibodies) will be in addition to any other remedies available to Adimab as a result of a breach hereof.

9.5 Survival in All Cases. Termination of this Agreement will be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Section 2.3 (Reports; Records), Section 2.4 (Adimab Materials), Section 2.5 (Adagio Materials), Section 2.6 (Certain Restrictions on the Use of Naïve Libraries and Antibodies), Section 3.5 (No Implied Licenses), Section 3.6 (Covenant Not to Exceed License), Section 4.6 (Quarterly Payment Timings) through Section 4.14 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), Section 5.1 (Ownership and Inventorship), Section 5.2 (Assignment), Section 5.4 (Program Patent Prosecution and Maintenance), Section 5.5 (Cooperation of the Parties), Section 7.3 (Disclaimer of Warranties), Section 9.4 (Commitments Regarding Program-Benefited Antibodies), Section 0.5 (Survival in All Cases), Section 9.6 (Return of Adimab Materials), and Section 9.7 (Survival of Licensee Agreements), and Article 1 (Definitions), Article 6 (Confidentiality; Publicity), Article 8 (Indemnification), and Article 10 (Miscellaneous) will survive any expiration or termination of this Agreement.

9.6 Return of Adimab Materials. Adagio will either return to Adimab or destroy (at Adimab’s direction) all Adimab Materials (other than Adimab Materials relating to Optioned Antibodies) upon expiration or termination of the Evaluation Term without the Option being exercised, and all Adimab Materials on expiration or termination of this Agreement.

9.7 Survival of Licensee Agreements. In the event that: (a) Adagio has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2(b)(iii) (Licensees)), which Licensee Agreement includes either (i) worldwide commercialization rights, or (ii) commercialization rights for, at a minimum, [***]; (b) this Agreement is terminated; and (c) such Licensee Agreement is in effect at the time of such termination; then such Licensee Agreement will survive such termination of this Agreement; provided, however, that the Licensee will assume all of Adagio’s obligations hereunder with respect to the Program-Benefited Antibodies covered by such Licensee Agreement (including those obligations set forth in Section 2.3(b) (Reports By Adagio) and Section 3.4 (Diligent Development and Commercialization)) and pays to Adimab all amounts that would have been due to Adimab from Adagio as a result of Licensee’s activities under the scope of the Licensee Agreement (including those obligations set forth in Article 4 (Financial Terms)) and otherwise accepts Adagio’s responsibilities hereunder (as applicable to such Licensee), including those set forth in Section 9.4 (Commitments Regarding Program-Benefited Antibodies).

ARTICLE 10

MISCELLANEOUS

10.1 Independent Contractors. The Parties will perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement will be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it will not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership, or agency of any kind.

10.2 Dispute Resolution.

(a) Initial Dispute Resolution. Subject to Section 10.2(d) (Court Actions), either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the Alliance Managers to senior executives of the Parties (for Adimab, [***] and for Adagio, [***]) for good-faith discussions over a period of not less than [***] (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions.

(b) Disputes Not Resolved Between the Parties. Subject to Section 10.2(d) (Court Actions), if the Parties are unable to resolve the Dispute through the Senior Executives Discussions within such [***], then either Party may, as the sole and exclusive means for resolving Disputes under this Agreement, proceed to demand confidential arbitration by written notice to the other Party and making a filing with the American Arbitration Association (“AAA”) in accordance with Section 10.2(c) (Arbitration). For clarity, each Party hereby acknowledges that both the fact of and nature of a Dispute is the Confidential Information of both Parties, and any disclosure of the fact of or the nature of such a Dispute would be highly damaging to the non-disclosing Party.

(c) Arbitration.

(i) Use of AAA. Any Dispute referred for arbitration will be finally resolved by binding arbitration in accordance with the most applicable rules of the AAA and judgment on the arbitration award may be entered in any court having jurisdiction.

(ii) Selection of Arbitrators. The arbitration will be conducted by a panel of [***] people experienced in the business of biopharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement will have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the pharmaceutical industry. If the issues in dispute involve patent matters, then at least one (1) of the arbitrators will be a licensed patent attorney or otherwise knowledgeable about patent law matters. Within [***] after a Party demands arbitration, each Party will select one person to act as arbitrator, and the two Party-selected arbitrators will select a third arbitrator within [***] after their own appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator will be appointed by the AAA. The place of arbitration will be Boston, Massachusetts. All proceedings and communications as part of the arbitration will be in English. The arbitrators will complete the arbitration proceedings and render an award within [***] after the third arbitrator is appointed.

(iii) Costs. Each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees for arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv) Confidentiality of Process and Awards. Except to the extent necessary to confirm an award or as may be permitted by Section 6.3 (Required Disclosures) or Section 6.6(a) (Press Releases), neither Party will disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v) Statute of Limitations. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under New York law.

(d) Court Actions. Nothing contained in this Agreement will deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim will eb subject to arbitration pursuant to Section 10.2(c) (Disputes Not Resolved Between the Parties).

10.3 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, excluding its conflicts of laws principles with the exception of section 5-1401 and 5-1402 of New York General Obligations Law.

10.4 Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, that the Existing Agreement which covers the discovery of antibodies against certain sarbecoviruses discovered by Adimab prior to the Effective Date of this Agreement, and any optimization of such antibodies will continue in full force and effect with respect to such antibodies; provided, further, that any new discovery of antibodies against any Target, including sarbecoviruses, commenced by Adimab on behalf of Adagio after the Effective Date of this Agreement shall be governed by this Agreement. Although this Agreement is designed to work with a Collaboration Agreement, each of this Agreement and any Collaboration Agreement are intended to be free-standing agreements and each is intended to be the entire agreement with respect to the subject matter thereto. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5 Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentences. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety without such consent of the other Party (a) to an Affiliate or (b) to the successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates to, another entity, regardless of the form of the transaction. In addition, Adimab may assign this Agreement or any of its rights under this Agreement, without Adagio’s consent, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and will be null and void.

10.6 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect, and the Parties will substitute for the unenforceable provision an enforceable provision that conforms as nearly as possible with the original intent of the Parties.

10.7 Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than [***].

10.8 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if delivered by express delivery service or personally delivered, and such notice will be deemed to have been given upon receipt. Unless otherwise specified in writing, the addresses of the Parties will be as described below.

If to Adimab:

[***]

with a required copy to:

[***]

In the case of Adagio:

[***]

with a required copy to:

[***]

10.9 Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12 Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party will remain responsible and be guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement will be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement will be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and will (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates will be jointly and severally liable for their performance under this Agreement.

10.13 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original, and which collectively will be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement to be effective as of the Effective Date. The Parties acknowledge that the signature date below may not be the Effective Date.

ADAGIO THERAPEUTICS, INC.:		ADIMAB, LLC:

By:	[***]	By:	[***]
Title:	[***]	Title:	[***]

Date:	5/21/2021	Date:	5/21/2021

EXHIBITS LIST

A – FORM OF SEMI-ANNUAL PROGRAM UPDATE

2.1 – FORM OF RESEARCH PLAN

Exhibit A – Form of Adagio Semi-Annual Program Update

[***]

Exhibit 2.1 – Form of Research Plan

[***]